Exhibit 99.3

FOR IMMEDIATE RELEASE

Plug Power Nets $399 Million in Cash Following Successful Financing; Eliminates First Lien and Fully Funds Current Business Plan

Slingerlands, N.Y., November 21, 2025 — Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions for the hydrogen economy, today announced the successful closing of the previously announced offering of $375 million aggregate principal amount of 6.75% convertible notes due 2033, including the full exercise of the initial purchasers’ option to purchase an additional $56.25 million aggregate principal amount of the notes, resulting in a total aggregate principal amount of $431.25 million. Plug received total net proceeds from the offering of approximately $399.4 million, after deducting the initial purchasers’ discount and estimated offering expenses.

The proceeds allow Plug to retire all remaining high-cost 15% debt, refinance its 2026 convertible notes, and eliminate the first lien previously held by its former debt provider. These actions significantly reduce interest expense, simplify Plug’s capital structure, and enhance financial flexibility.

Importantly, the refinancing also extends Plug’s lower cost of capital through an eight-year tenor balloon note, providing stable, long-duration financing with no required amortization over that period. This structure preserves liquidity and eliminates near-term principal repayment pressure.

Together with Plug’s recently announced data center infrastructure agreement, the company now has a fully funded business plan based on its current operating expectations.

“This financing marks a major turning point for Plug,” said Andy Marsh, CEO of Plug Power. “With $399 million in new cash, the removal of the first lien, and reduced interest costs, Plug now has one of the strongest balance sheets in years. Extending our lower cost of capital over an eight-year tenor further enhances our flexibility. We are well positioned to support sales growth in both material handling and electrolyzers as customer demand accelerates.”

Plug already has the manufacturing capacity required to meet its growth trajectory. The strengthened balance sheet provides the stability and flexibility needed to support commercial momentum across material handling fleets, distribution centers, and utility-scale electrolyzer deployments.

About Plug Power

Plug is building the global hydrogen economy with a fully integrated ecosystem spanning production, storage, delivery, and power generation. A first mover in the industry, Plug provides electrolyzers, liquid hydrogen, fuel cell systems, storage tanks, and fueling infrastructure to industries such as material handling, industrial applications, and energy producers—advancing energy independence and decarbonization at scale.

With electrolyzers deployed across five continents, Plug leads in hydrogen production, delivering large-scale projects that redefine industrial power. The company has deployed over 72,000 fuel cell systems and 275 fueling stations and is the largest user of liquid hydrogen. Plug is rapidly expanding its generation network to ensure reliable, domestically produced supply, with hydrogen plants currently operational in Georgia, Tennessee, and Louisiana, capable of producing 40 tons per day.

With employees and state-of-the-art manufacturing facilities across the globe, Plug powers global leaders like Walmart, Amazon, Home Depot, BMW, and BP. For more information, visit www.plugpower.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties. Forward-looking statements are statements that are not historical facts and include statements regarding, among other things, the effects of the refinancing on Plug Power’s liquidity, balance sheet strength, and capital structure; the Company’s ability to execute on its business plan and operating objectives; anticipated reductions in interest expense; future demand for the Company’s products, including material-handling fuel cells and electrolyzers; the Company’s expectations regarding its data center infrastructure announcement, which may not result in a definitive agreement or be completed on terms contemplated, on acceptable terms, or not at all; and any other statements regarding the Company’s future operations, performance, or financial condition. Forward-looking statements are based on current expectations, estimates, forecasts, and assumptions and are subject to a number of risks and uncertainties, many of which are outside Plug’s control.

Actual results may differ materially from those expressed or implied in these forward-looking statements due to risks and uncertainties, including, but not limited to: the Company’s ability to successfully execute its operating plan; the Company’s ability to achieve the anticipated benefits of the refinancing, including expected reductions in interest expense or improvements to liquidity; risks related to the Company’s need for additional capital in the future and the availability and cost of such capital; risks related to the Company’s liquidity position, indebtedness and financial flexibility; customer demand, market acceptance, and adoption of hydrogen solutions; delays in or failures to build out hydrogen production plants or other infrastructure; supply-chain constraints and cost pressures; risks related to the Company’s ability to scale manufacturing and service operations; the risk of dilution to stockholders from conversions of the notes or future equity or equity-linked financings; changes in economic, market, and regulatory conditions; and other risks described in Plug’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent Quarterly Reports on Form 10-Q and other filings with the SEC.

The forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Plug disclaims any obligation to update forward-looking statements except as may be required by law.

MEDIA CONTACT

Teal Hoyos
media@plugpower.com